Exhibit 99.1

For Immediate Release

American Axle & Manufacturing Updates
Earnings Outlook for First Quarter of 2005

Detroit, Michigan, March 9, 2005 -- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today updated its earnings outlook for the first quarter of 2005. AAM earlier provided earnings guidance for the first quarter of 2005 based on the assumption that its customers’ production volumes for the major North American light truck programs it currently supports would be 13% - 14% lower as compared to the first quarter of 2004. Due to the impact of additional production cuts taken by its customers, AAM now estimates that such production volumes will be down 18% - 20% in the quarter, as compared to the prior year. Based on this revised production outlook, AAM now expects its earnings in the first quarter of 2005 to range from $0.25 to $0.30 per share.

“2005 will be a challenging year for the entire domestic automotive industry. The same is true for AAM,” said American Axle & Manufacturing Co-Founder, Chairman of the Board and CEO, Richard E. Dauch. “We expect the production outlook for our major product programs to improve once our customers work through a near-term inventory correction. We are very pleased with the progress we have made in growing our new business backlog to in excess of $1 billion in future annual sales. We look forward to a successful launch of these exciting new products supporting these future programs.”

American Axle & Manufacturing is a world leader in the manufacture, design, engineering, and validation of driveline systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles and passenger cars. In addition to its locations in the United States (in Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, England, Germany, India, Japan, Mexico, Scotland and South Korea.

The internet address for AAM is: http://www.aam.com. Investor conferences are webcast at: http://investor.aam.com/medialist.cfm?companyid=AXL investor_webcasts.html. The Company is speaking today at the Smith Barney CitiGroup Industrial Conference in New York City.

Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products, particularly light trucks and SUVs produced by GM and DaimlerChrysler’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; reduced purchases of our products by GM, DaimlerChrysler or other customers; our ability and our customers’ ability to successfully launch new product programs; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to attract and retain key associates; our ability to maintain satisfactory labor relations and avoid work stoppages; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statements.

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For more information:

Media relations contact:	Investor relations contact:
Carrie L.P. Gray	Christopher M. Son
Director, Corporate Relations	Director, Investor Relations
(313) 758-4880	(313) 758-4814
grayc@aam.com	chris.son@aam.com

Or visit the AAM website at www.aam.com